March 12, 1996


Minera Andes Inc.
North Sullivan Rd.
Spokane, Washington

Attention: President


Dear Sirs:

Re:  Memorandum of Understanding - Santa Clara and Pino Andino Properties

Minera Andes Inc., for itself and its Argentinian subsidiary (collectively "Minera Andes"), has the sole option to acquire a 100% interest in the two separate properties located in Argentina which are called Santa Clara and Pino Andino (individually, a "Property" and collectively, the "Properties"), each of which is more particularly described in Schedule A. Minera Andes has provided a copy of an official translation of the option agreement on the Santa Clara Property to Cominco and will promptly provide copies of the option agreements on the Pino Andino Property. These option agreements are hereinafter called the Option Agreements. Cominco is interested in acquiring a joint venture interest in the Properties, on the following terms:

1.   Representations and Warranties

     Minera Andes has the sole and exclusive option to acquire the sole and exclusive right to mine or sole legal and beneficial ownership of the Properties described in Schedule A. The Option Agreements are unamended and are legally binding, enforceable and in good standing. To Minera Andes' knowledge, the optionors under the Option Agreements hold good title to the Properties. Minera Andes has the sole and exclusive right to explore, mine and market minerals from the Properties; it has the right to enter this Agreement and to dispose of its interest in the Properties; the Properties are clear of encumbrances and it has not done anything whereby the Properties may be encumbered; and there is not currently pending any legal proceedings, claim or dispute affecting the Properties and, to its knowledge, there are no grounds for any to be commenced. Subsequent to the cateos for the Santa Clara Property being issued a large portion of the Property was placed under park designation. If by January 1997, the designation is not removed or modified so as to permit mining activities on the area so designated, the parties shall negotiate in good faith to adjust the vesting terms set out in paragraph 4 so that the expenditure commitments for Cominco to exercise the option on the Santa Clara Property is commensurate with the portion of the Property on which mining activities are permitted.

2.   Due Diligence

     Cominco has until April 4, 1996 to perform due diligence and notify Minera Andes if Cominco will proceed with the option and private placement on the terms set out below for the Properties. If Cominco does not have notice by that date or elects not to proceed, this Agreement will be of no further force or effect.

3.   Private Placement

     If Cominco elects to proceed as contemplated in paragraph 2, Cominco will subscribe for a private placement of 877,194 units, each unit comprising Minera Andes treasury common shares and one-half common share purchase warrant, at 3.42 per unit for an aggregate subscription price of CDN$3,000,003.40. One full warrant will entitle Cominco to purchase one Minera Andes' treasury common share at a price per share of $3.98 prior to April 30, 1997.

     Minera Andes shall use or provide 25% of the private placement proceeds for exploration of the Properties in satisfaction of the first Expenditures to be incurred by Cominco under paragraphs 5(b) and (c), allocated as between the Properties in the manner determined by Cominco. As the private placement is in Canadian funds and some of those proceeds will be used to satisfy expenditures which are listed in paragraphs 5(b) and (c) in US dollars, Minera Andes shall be deemed to have converted 25% of the private placement proceeds to US dollars using the noon fixing price on the date Cominco closes the private placement. As it incurs expenditures on the Properties, Cominco shall be entitled to draw down those monies by notice to Minera Andes, which amount will be paid within 15 days.

     As a result of the above and other recent private placements exceeding the limit of 25% of its outstanding securities during this last six-month period, the above private placement may, be subject to Minera Andes' shareholder approval. Minera Andes will endeavor to obtain, by March 22, 1996, the consents of shareholders who, in the aggregate, hold at least 51% of its outstanding securities and forthwith thereafter request the Alberta Stock Exchange to approve the private placement without the necessity of a shareholder meeting. If a shareholder meeting is required, such meeting shall be held by May 24, 1996.

4.   Additional Properties

     Cominco and Minera Andes have discussed opportunities under which they might work together on other Minera Andes properties without reaching firm agreement as to how those opportunities may be realized. However, Minera Andes has agreed to give Cominco the right to review Minera Andes' other projects for one year, extendable by mutual consent. In this regard, Minera Andes will keep Cominco regularly informed as to its work on the other mineral properties and will meet with Cominco in formal session at least twice per year to review its property holdings and work results. Cominco will be permitted to do site visits of those other mineral properties from time to time.

5.   Cominco Option

     If Cominco elects to proceed as contemplated in paragraph 2, Cominco will have the option to earn a 51% interest in each of the Properties, which option shall be separate and independent of the private placement contemplated in paragraph 3, except that if the private placement is made, some of the proceeds shall be used to explore the Properties as contemplated in paragraph 3. Cominco may exercise the option as to either or both of the Properties as follows:

     (a) making a cash payment to Minera Andes within 15 days of its notice to proceed as in paragraph 2, in the case of Santa Clara, US$250,000, and in the case of Pino Andino, US$350,000;

     (b) subject to paragraph 3, as to the Santa Clara Property, incurring the following cumulative expenditures, on or before the following dates:

               On or before                        Cumulative

               October 31, 1996                    US$50,000        (firm)
               October 31, 1997                    US$500,000       (firm)
               October 31, 1998                    US$1,300,000 (optional)
               October 31, 1999                    US$2,750,000 (optional)
               October 31, 2000                    US$4,750,000 (optional)

          if Cominco fails to incur the firm expenditures listed above prior to their due dates it may nevertheless maintain the option on the Property if it incurs the shortfall on the Pino Andino Property;

     (c) subject to paragraph 3, as to the Pino Andino Property, incurring the following cumulative expenditures, on or before the following dates:

               On or before                        Cumulative Expenditures

               March 31, 1997                      US$400,000 (firm)
               March 31, 1998                      US$1,200,000 (optional)
               March 31, 1999                      US$2,650,000 (optional)
               March 31, 2000                      US$4,650,000 (optional)

     (d) reimbursing Minera Andes for, or paying, all option, lease and other land costs to be made after the date of this Agreement to exercise the Option Agreements or to maintain title to the Properties in good standing under the mining laws of Argentina.

6.   Exercise of Option

     Upon Cominco completing the cash payments and expenditures contemplated in paragraph 5, Cominco will have exercised the option and earned a 5I% beneficial interest in each of the Properties on which it elected to proceed. Cominco will give Minera Andes notice forthwith after having incurred the expenditures set out in paragraph 5 and that, as a result, it has exercised the option. Within 30 days of Cominco's notice, Minera Andes shall elect whether:

     (a) to form the joint venture and contribute its 49% of subsequent costs, in which case paragraphs 7 to 23 shall apply; or

     (b) to decline participation and allow Cominco to increase its interest up to 62%.

Minera Andes elected paragraph 6(b), Cominco will earn up to 11 percentage points of interest by completing a bankable feasibility study for the Property with Cominco undertaking work as results warrant; provided that if Cominco completes a bankable feasibility study prior to having incurred an additional US$22,000,000, it will have earned one percentage point of interest for each US$2,000,000 in expenditures which it incurs, to a maximum of 11 percentage points. In the case of Minera Andes' election under paragraph 6(b), paragraphs 7 and 9 and 12 to 23 shall apply.

For purposes of this Agreement, "bankable feasibility study" means a written report on work performed on the Property, which report shall include but is not necessarily limited to an analysis of the economic and commercial viability of removing mineral products from the Property, transforming such products into marketable products and marketing such products. The report shall examine the following matters in such form and to such detail as Cominco, acting reasonably, considers suitable to present to third party lending institutions if it decided to seek debt financing for a mine:

     (c) the estimated indicated and inferred mineral reserves contained within a mineral deposit on the Property, including the tonnage, quality and description of the manner in which such reserves were calculated and estimated;

     (d) a description of the procedures to be followed for developing and mining the deposit and a detailed timetable for the construction, start-up and production on a commercial basis of the project;

     (e) a metallurgical report based upon, at a minimum, laboratory tests of ore samples which report sets forth and demonstrates the metallurgical facility of producing a saleable product;

     (f) detailed estimates of the costs of pre-production development and construction of production facilities;

     (g) the estimated annual capital and operating budgets (in constant currency amounts) covering the anticipated expenditures to perform the construction, start-up and production on a commercial basis of the project;

     (h) projected discounted cash flow based rates of return on the investment for the entire project estimated to be earned from the commercial production contemplated by the report; and

     (i) the estimated total investment which, in addition to the costs described in d) above, shall also include the funds required for start-up costs and working capital, and the return shall be based on the receipt of operating cash flow before the payment of taxes on income or any allowances for such taxes.

7.   Management Committee

     Following execution of this agreement, a Management Committee will be established comprised of one voting representative from each of Cominco and Minera Andes. It is intended that the Management Committee shall meet in formal session at least once in each year on call by the Operator, though the non-operator shall be entitled to request a meeting, in which case the Operator shall call one promptly.

     Management Committee decisions shall be made by simple majority vote based, during the term of the option, on Cominco and Minera Andes having 51 and 49 votes respectively, and following the date the option is exercised, on each party being entitled to a number of votes which is prorata its interest percentage.

8.   Joint Venture

     Upon Cominco having exercised the first option and earned a 51% interest, the relationship of Cominco and Minera Andes on each Property shall be governed by a separate joint venture, structured as permitted by the laws of Argentina. Though an unincorporated joint venture is preferred, the laws of Argentina may require corporate form of joint venture in which case the following joint venture terms will be embodied in a shareholders' agreement. Each joint venture shall have the terms which are set out in the balance of this Agreement.

     Following the date Cominco exercised the first option, the parties shall bear the costs of further work on the Property, and the risks associated therewith, in proportion to their respective interests in the Property as those interests may be adjusted from time to time under paragraph 10. For purposes of calculating any adjustment to the parties' interests under paragraph 10, at the date Cominco exercises the option the parties will be deemed to have incurred the following costs:

     (a) Cominco: its actual payments made and expenditures incurred under paragraph 5;

     (b)  Minera Andes: 49/51 of Cominco's costs in paragraph 8(a).

9.   Project Management

     Cominco will be the initial Operator, managing the 1996 exploration program on the Properties. For the 1996 program and such other programs as the parties may agree, Minera Andes will enter into a consulting services agreement with the Operator under which it will provide such equipment, field personnel, field logistics and office and administrative support and upon such terms as the parties may agree.

     The Operator will be responsible for the daily direction of exploration, development and mining activities approved by the Management Committee. The Operator shall have the exclusive right to manage all work on the Property and to incur the costs required for that purpose. In so doing the Operator shall, unless it obtains the approval of the Management Committee:

     (a) comply with all instruments of title under which mineral properties in the Property are held; provided that during the term of the Option, Minera Andes will administer government tenure and the option payments and, in connection therewith, shall give notice to Cominco at least 21 days prior to a tenure or option due date that the obligation has been satisfied and Cominco shall forthwith reimburse Minera Andes for payments made to maintain title in good standing;

     (b)  pay all costs properly incurred promptly as and when due;

     (c) keep the property and assets relating to the Property free of all liens and encumbrances;

     (d) do all such other things as may be necessary to maintain the Property in good standing;

     (e) maintain accounts in accordance with accounting principles generally accepted in the mining industry;

     (f) perform its duties and obligations in a sound and workmanlike manner, in accordance with sound mining and engineering practices, and in compliance with all applicable laws and this Agreement;

     (g) permit authorized representatives of each party, at its and their sole risk and expense and at reasonable times, to have access to the Property and to all technical records and other factual engineering data relating to the Property which is in the possession of the Operator, and

     (h) furnish each of the parties with regular progress reports during periods of active exploration and with an annual summary of the work performed and the results obtained.

10.  Exploration Programs

     Programs of exploration will be approved by the Management Committee and carried out by the Operator. Each party may elect to contribute its proportionate share of the costs required to conduct an approved exploration program. If a party elects not to contribute its share of costs (and the other party elects to contribute to the shortfall which has been created thereby), the interests of the parties will be adjusted so that each party holds an interest which is proportionate to its actual and deemed contribution to the total actual and deemed costs. However, if Cominco has exercised the first option and Minera Andes has elected under paragraph 6(a), then twice prior to the approval of a program to commence a feasibility study, if Minera Andes elected not to contribute to a program, Minera Andes may avoid the dilution it would have suffered to its interest on account of that program. To do so, Minera Andes may, within 30 days of receiving Cominco's report on the program and statement of expenditures, pay Cominco an amount which is two times the amount which would have been Minera Andes' share of program costs if Minera Andes had elected to contribute in the first instance. If Minera Andes' interest is reduced to less than 20% as a result of adjustment pursuant to this paragraph, it shall be deemed to have surrendered its interest to Cominco and withdrawn from the joint venture and in consideration for that surrender it will receive a 20% deferred carried interest as contemplated in paragraph 18.

11.  Feasibility Study

     When the Management Committee determines that the preparation of a feasibility study on a Property is justified, it may approve a program which contemplates the preparation of the study. The Operator will carry out that program and upon completion of the feasibility study, shall deliver a copy to the non-operator.

12.  Production Decision - Project Financing

     Any decision to place the Property into commercial production shall be based on the feasibility study approved by the Management Committee, updated, where and if required, to account for any change in circumstances between the date of delivery and the date a production decision is made. If the Management Committee makes a production decision, the parties shall elect within 90 days to arrange their respective financing to bring the deposit into commercial production and provide their share of the appropriate guarantees. If Minera Andes elects not to contribute, it shall be deemed to have surrendered its interest to Cominco and withdrawn from the joint venture and in consideration for that surrender it will receive a 20% deferred carried interest as contemplated in paragraph 18.

13.  Mine Construction

     The Operator shall proceed with mine construction with all reasonable dispatch following the production decision. Construction shall be substantially in accordance with the production notice subject to the right of the Operator to cause such reasonable variations in construction to be made as the Operator in its discretion deems advisable. During the construction period the Operator shall provide monthly progress reports, which reports shall include information on any changes or developments affecting the construction program that the Operator considers material.

14.  Operating Plans

     A mine shall be operated on the basis of annual operating plans approved by the Management Committee; provided that the Management Committee may temporarily suspend or permanently terminate operations pursuant to a suspension or closure plan approved by it.

15.  Costs Defined

     For purposes of this Agreement, "costs' include:

     (a) all costs, expenses, charges and outlays, direct and indirect, made or incurred by the Operator on or in respect of a Property from the date of this agreement; and

     (b) an Operator's fee for administrative services, head office overhead, use of the corporate infrastructure, and other general services provided by the Operator and its affiliated corporations not recovered directly in (a) above, which charge shall be a percentage of the costs set out in (a) above, as follows:

          (i) 10% of costs incurred during the period between the date of this agreement and the date a production decision is made, except for third party contracts in excess of US$IOO,000 in which case the fee for the amount in excess shall be 5%, it being agreed that Cominco shall not be entitled to an Operator's fee on the consulting services agreement with Minera Andes referred to in paragraph 9; and

          (ii) 3% of costs incurred during the period after the date a production decision is made.

16.  Payment of Construction and Operating Costs

     Following the date a production decision is made, the Operator shall be entitled to invoice each party for its share of mine construction and operating costs. If a party does not pay the amount invoiced within 30 days, the amount will then commence to accrue interest at prime plus two percent. The Operator may, at any time thereafter, then demand payment and if payment of the amount due together with accrued interest is not made within 30 days of demand, the Operator may sell the defaulting party's interest and, following application of the sales proceeds to the amount in default plus accrued interest and the reasonable costs of sale, pay the net sales proceeds to the defaulting party.

17.  Marketing of Production

     Each party that has contributed to the costs of implementing the production decision shall be entitled to take in kind and separately market the minerals produced from the mine in proportion to its interest.

18.  Deferred Carried Interest

     If Minera Andes becomes entitled to a deferred carried interest under paragraphs 10 or 12, the initial cash flows from sales of product from the mine will be used to pay operating, marketing and distribution costs; taxes (other than income taxes) and royalties. The resulting net proceeds will be applied to settle any debt financing which had been arranged for mine construction and any advances the Operator has made to cover sustaining capital requirements or operating losses during this "cost recovery" period. During this "cost recovery" period, Minera Andes will be entitled to an advance royalty of 2% net smelter returns, to a maximum of US$500,000 per calendar year, which advance royalty shall be recoverable out of net proceeds as if it was an advance made by the Operator.

     After debt recovery, 90% of net proceeds shall be paid to the participating party so that it may recover any equity financing which it has provided for mine construction and its prior costs and expenditures and 10% of net proceeds will be paid to Minera Andes.

     After recovery of the equity contributions as aforesaid, the net proceeds will be divided between the parties, 80% to the participating party and 20% to Minera Andes.

19.  Area of Interest

     The outermost boundary of each Property shall comprise the Area of Interest for that Property. Any additional properties acquired by Cominco or Minera Andes within the Areas of Interest would be covered by this Agreement. Cominco would agree to maintain all existing and new properties. If the Management Committee should decide to drop any property, in whole or in part, the Management Committee will give Minera Andes 60 days notice of its untention to drop, in which event these lands will no longer be subject to this Agreement.

20.  Right of First Refusal

     A party (the "vending party") shall be entitled to sell, transfer or dispose of all or part of its interest in a Property; provided, however, that the other parties, in proportion to their respective interests, shall have the right of first refusal to acquire the disposing party's interest at the same price and on the same terms as a third party has offered, which right is exercisable within 60 days of receipt by that other party of a copy of the offer to purchase which the vending party has received and is willing to accept. The right of first refusal shall not apply to sales, transfers or dispositions to affiliates. For this purpose, Teck Corporation and its affiliates shall be deemed to be affiliates of Cominco.

21.  Termination

     Prior to exercising the option on either Property, Cominco may, on 60 days notice, terminate this Agreement with regard to a Property, at any time after having incurred the firm expenditures set out for that Property in paragraph 5(b) or (c). Any obligations accruing after the notice of termination and before the termination date (i.e., lease and option payments) shall be paid by Cominco.

22.  Force Majeure

     The Operator shall be entitled to claim force majeure if it is delayed or prevented from performing any obligation by reason of any cause, excluding lack of its own finances, beyond its reasonable control.

23.  Sale of Minera Andes Shares

     If Cominco wishes to sell any shares in Minera Andes (the "Offered Shares'), Cominco shall first make an offer (the "Share Offer") in writing to Minera Andes to sell the Offered Shares to Minera Andes or a party nominated by Minera Andes. The Share Offer shall state the price and the other terms and conditions of the Share Offer, as applicable and, in the case of a Share Offer other than an Open Market Disposition the name of any proposed purchaser from Cominco. If Cominco wishes to make an Open Market Disposition of Offered Shares, the price under the Share Offer shall be the Market Price.

     At any time during the period of:

     (a) two business days immediately following the date on which the Share Offer is received by Minera Andes (the "Notice Date") if the Share Offer notice relates to an Open Market Disposition; and

     (b) 10 business days immediately following the Notice Date for any other proposed sale Minera Andes may accept the Share Offer with respect to all of the Offered Shares.

     Minera Andes' failure to give notice within the time provided shall be construed as a decision not to accept the Share Offer.

     If a person, other than Cominco, makes a Take-over Bid, Cominco's proposal or wish to tender into that bid shall be and be deemed to be an Open Market Disposition, and governed by and subject to the terms of paragraph 23(a), excluding price.

     For purposes of this paragraph, the following terms shall have the following meanings:

     (c) "Market Price" means the aggregate sale price of Minera Andes' shares sold during the three consecutive trading days immediately preceding the day of delivery of a Share Offer divided by the total number of Minera Andes' shares so sold during that three day period; and

     (d) "Open Market Disposition" means a disposition through the facilities of the Alberta Stock Exchange which is carried out through and in accordance with the usual or customary rules for trading on the floor of that exchange.

     The purchase and sale of the Interest and of the Offered Shares shall be completed at the Vancouver head office of Cominco at 11:00 a.m. on the 10th business day after the date on which the Share Offer if received by Minera Andes or such other time and place as may be agreed upon by the parties. At the closing the purchase price shall be paid by certified check, banker's draft or money order against delivery of certificates, duly endorsed in blank for transfer, representing the Offered Shares, as the case may be.

24.  Governing Law

     The agreement shall be governed by the laws of British Columbia.

25.  Conditions Precedent

     This Agreement is subject to approval by Minera Andes' Board of Directors. The private placement contemplated in paragraph 3 is also subject to approval by the Alberta Stock Exchange. Both approvals are to be obtained by March 22, 1996, Minera Andes will promptly take all reasonable steps to obtain the approvals. If Board approval has been given to this Agreement but the Exchange has not approved the private placement this Agreement shall proceed with the private placement provisions being deemed to have been deleted.

Upon execution, this letter agreement shall become a binding and legally enforceable agreement which will continue in effect until such time as it is replaced by a more definitive agreement. Please indicate your acceptance of our proposal by signing and returning the enclosed duplicate copy of this letter. We will then have our counsel prepare a draft of a definitive agreement embodying the above terms and work with you to try to complete that agreement within 90 days.

Yours truly,

COMINCO LTD.



By: /s/ GEORGE D. TIKKANEN
    ------------------------------
    George D. Tikkanen
    Vice-President, Exploration        Agreed
                                       MINERA ANDES INC.


                                       By: /s/ ALLEN V. AMBROSE
                                           ---------------------------------
                                           (Title: President          )
                                           (Date:  March 12, 1996     )

                                   SCHEDULE A

SANTA CLARA

Cateo
Name                      Cateo #                    Size (HA)                      Owner                Province
----                      -------                    ---------                      -----                --------
Cateo                     26-G-93                      2,500                      Giustozzi              Mendoza
Cateo                     88-C.93                      1,000                       Carotti               Mendoza
Cateo                     92-R-93                      6,070                     Rubenstein              Mendoza
Cateo                     96-B-93                      1,520                        Baros                Mendoza
Cateo                     99-T-93                        900                        Testa                Mendoza
Cateo                    101-G-93                      3,370                      Giustozzi              Mendoza
Cateo                    383-I-93                      4,900                        Izuel                Mendoza
Mina Calisto             343-G-93            makes up part of 26-G-93             Giustozzi              Mendoza
Mina Titam               344-G-93            makes up part of 101-G-93            Giustozzi              Mendoza
Mina Almada              345-C-93            makes up part of 22-C-91             Giustozzi              Mendoza
Geotec 11                137-C-94            makes up part of 381-I-93              Izuel                Mendoza
Geotec 12                138-C-94            makes up part of 381-I-93              Izuel                Mendoza
Geotec 13                138-C-94            makes up part of 381-I-93              Izuel                Mendoza
Gonzalo 1                148-N-95            makes up part of 92-B-93               Izuel                Mendoza
Gonzalo 2                149-N-95            makes up part of 98-B-93               Izuel                Mendoza
Gonzalo 3                150-N-94            makes up part of 383-I-91              Izuel                Mendoza


PINO ANDINO

Mina Name                          Expidente #           Size            Owner                        Province
                                      (HA)
---------                          -----------           ----            -----                        --------
Provincial Reserve Area                                  10.163          CORMINE S.H.P.               Neuquen
Pedrito Lucas                      6.513/77              250             Gonzalez                     Neuquen

Mina Name                          Expidente #           Size            Owner                        Province
                                      (HA)
---------                          -----------           ----            -----                        --------
Sin Rival                          4.062/67              18              Gonzalez                     Neuquen
La Raubalcas                       139.153/49            18              Gonzalez                     Neuquen
Dos Guanacos                       11.057/81             27              Gonzalez                     Neuquen
Maipu                              104.473/50            24              Gonzalez                     Neuquen
Lican                              4.867/69              18              Gonzalez                     Neuquen
Carolina                           10.404/80             50                                           Neuquen
Manzano Silvestre                  10.316/79             27                                           Neuquen
El Lio                             11.519.84             27              Gonzalez                     Neuquen